Exhibit 99

Dollar General Corporation Reports First Quarter 2026 Results

Updates Financial Guidance for Fiscal Year 2026

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)-- Dollar General Corporation (NYSE: DG) today reported financial results for its first quarter (13 weeks) ended May 1, 2026.

First Quarter Fiscal Year 2026 Highlights

•	Net Sales Increased 3.4% to $10.8 Billion
•	Same-Store Sales Increased 2.0%
•	Operating Profit Increased 10.8% to $638.5 Million
•	Diluted Earnings Per Share (“EPS”) Increased 12.4% to $2.00
•	Cash Flow From Operations of $716.2 Million
•	Board of Directors Declares Quarterly Cash Dividend of $0.59 per share

“We are pleased with our first-quarter EPS performance, which exceeded our expectations as strong operating margin expansion more than offset the impact of severe winter weather and higher fuel costs,” said Todd Vasos, Dollar General’s chief executive officer. “Our topline results were highlighted by positive customer traffic and balanced category growth, while continued progress on our key initiatives drove another quarter of strong operating profit growth.”

“These results reflect the great work of our team, and I want to thank our store, supply chain, and support center associates for their continued dedication to serving our customers with value and convenience. Looking ahead, we believe the essential nature of our offering and our expansive footprint position us well to navigate the current macroeconomic environment. Overall, we remain confident in our ability to deliver on the goals outlined in our long-term financial framework, while creating sustainable long-term shareholder value.”

First Quarter Fiscal 2026 Year Overview

Net sales increased 3.4% to $10.8 billion in the first quarter of fiscal 2026 compared to $10.4 billion in the first quarter of fiscal 2025. The net sales increase was driven by positive sales contributions from new stores and growth in same-store sales, partially offset by the impact of store closures. Same-store sales increased 2.0% compared to the first quarter of 2025, reflecting increases of 1.4% in customer traffic and 0.5% in average transaction amount. Same-store sales in the first quarter of fiscal 2026 included growth in each of the consumables, seasonal, apparel, and home products categories.

Gross profit as a percentage of net sales was 31.6% in the first quarter of fiscal 2026 compared to 31.0% in the first quarter of fiscal 2025, an increase of 65 basis points. This gross profit rate increase was driven primarily by higher inventory markups, and lower shrink and inventory damages; partially offset by increased markdowns and transportation costs.

Selling, General and Administrative Expenses (“SG&A”) as a percentage of net sales were 25.7% in the first quarter of fiscal 2026 compared to 25.4% in the first quarter of fiscal 2025, an increase of 25 basis points. The primary expenses that were higher as a percentage of net sales in the first quarter of 2026 were depreciation and amortization, utilities, and property taxes; partially offset by lower incentive compensation.

Operating profit for the first quarter of fiscal 2026 increased 10.8% to $638.5 million compared to $576.1 million in the first quarter of fiscal 2025.

Net interest expense for the first quarter of fiscal 2026 decreased 26.9% to $47.2 million compared to $64.6 million in the first quarter of fiscal 2025.

The effective income tax rate in the first quarter of fiscal 2026 was 24.9% compared to 23.4% in the first quarter of fiscal 2025. This higher effective income tax rate was primarily due to expired federal tax credits, partially offset by decreased expense from stock-based compensation.

The Company reported net income of $444.1 million for the first quarter of fiscal 2026, an increase of 13.3% compared to $391.9 million in the first quarter of fiscal 2025. Diluted EPS increased 12.4% to $2.00 for the first quarter of fiscal 2026 compared to diluted EPS of $1.78 in the first quarter of fiscal 2025.

Merchandise Inventories

As of May 1, 2026, total merchandise inventories, at cost, were $6.6 billion compared to $6.6 billion as of May 2, 2025, a decrease of 1.6% on an average per-store basis.

Capital Expenditures

Total additions to property and equipment in the first quarter of 2026 were $352 million, including approximately: $203 million for improvements, upgrades, remodels and relocations of existing stores; $73 million related to store facilities, primarily for leasehold improvements, fixtures and equipment in new stores; $62 million for distribution and transportation-related projects; and $12 million for information systems upgrades and technology-related projects.

During the first quarter of 2026, the Company opened 190 new stores in the United States and 5 new stores in Mexico, remodeled 659 stores through Project Renovate and 711 stores through Project Elevate, and relocated 6 stores.

Dividend

On June 1, 2026, the Company’s Board of Directors declared a quarterly cash dividend of $0.59 per share on the Company’s common stock, payable on or before July 21, 2026 to shareholders of record on July 7, 2026. While the Board of Directors currently intends to continue regular cash dividends, the declaration and amount of future dividends are subject to the sole discretion of the Board and will depend upon, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions, excess debt capacity, and other factors the Board may deem relevant in its sole discretion.

Fiscal Year 2026 Financial Guidance and Store Growth Outlook

The Company is updating its financial guidance to reflect its first quarter results and its outlook for the remainder of the year. The Company continues to expect the following for fiscal year ending January 29, 2027 (“fiscal 2026”):

•	Net sales growth in the range of approximately 3.7% to 4.2%
•	Same-store sales growth in the range of approximately 2.2% to 2.7%

•	Capital expenditures, including those related to investments in the Company’s strategic initiatives, in the range of $1.4 billion to $1.5 billion

The Company now expects the following for fiscal 2026:

•	Diluted EPS in the range of approximately $7.20 to $7.45, compared to its previous expectation in the range of $7.10 to $7.35

o	Diluted EPS guidance assumes an effective tax rate of approximately 24.5%, compared to the previous assumption of approximately 25%

The Company is also reiterating its plans to execute approximately 4,730 real estate projects in fiscal 2026, including opening approximately 450 new stores in the United States and approximately 10 new stores in Mexico, remodeling approximately 2,000 stores through Project Renovate, remodeling approximately 2,250 stores through Project Elevate, and relocating approximately 20 stores.

The Company’s financial guidance assumes no share repurchases in fiscal 2026 and does not include any potential impact from tariff refund payments.

Conference Call Information

The Company will hold a conference call on June 2, 2026 at 8:00 a.m. CT/9:00 a.m. ET, hosted by Todd Vasos, chief executive officer, and Donny Lau, chief financial officer. To participate via telephone, please call (877) 407-0890 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 13760155. There will also be a live webcast of the call available at https://investor.dollargeneral.com under “News & Events,

Events & Presentations.” A replay of the conference call will be available through June 30, 2026, and will be accessible via webcast replay or by calling (877) 660-6853. The conference ID for the telephonic replay is 13760155.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act. Forward-looking statements include those regarding the Company’s outlook, strategy, initiatives, plans, intentions or beliefs, including, but not limited to, statements made within the quotation of Mr. Vasos, and in the sections entitled “Dividend” and “Fiscal Year 2026 Financial Guidance and Store Growth Outlook.”

A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “accelerate,” “aim,” “anticipate,” “assume,” “believe,” “beyond,” “can,” “committed,” “confident,” “continue,” “could,” “drive,” “estimate,” “expect,” “focus on,” “forecast,” “future,” “goal,” “guidance,” “intend,” “investments,” “likely,” “long-term,” “looking ahead,” “look to,” “may,” “model,” “moving toward,” “near-term,” “ongoing,” “opportunities,” “outcome,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “prospects,” “seek,” “should,” “subject to,” “target,” “uncertain,” “well-positioned,” “will,” “would,” or “years ahead,” and similar expressions that concern the Company’s outlook, long-term financial framework, strategies, plans, initiatives, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may change at any time and may cause actual results to differ materially from those which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions and estimates that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

•	economic factors, including but not limited to employment levels; inflation (and the Company’s ability to adjust prices sufficiently to offset the effect of inflation); pandemics; higher fuel and energy costs (including those related to the conflict in the Middle East); healthcare, housing and product costs; higher interest rates, consumer debt levels, and tax rates; lack of available credit; tax law changes that negatively affect credits and refunds; decreases in, or elimination of, government assistance programs or subsidies such as unemployment and food/nutrition assistance programs, student loan repayment forgiveness and economic stimulus payments; commodity rates; transportation, lease and insurance costs; wage rates (including the possibility of increased federal, and further increased state and/or local minimum wage rates/salary levels); foreign exchange rate fluctuations; measures that create barriers to or increase the costs of international trade (including sustained higher import duties or tariffs on both products that we sell and those that we use in our business); the dynamic and uncertain tariff environment (including its impact on our profitability and on our customers’ response to price increases, as well as the uncertainty regarding the exact timing and amount of any tariff refund payments); and changes in laws and regulations and their effect on, as applicable, customer spending, confidence and disposable income, the Company’s ability to execute its strategies and initiatives, the Company’s cost of goods sold, the Company’s SG&A expenses (including real estate and building costs), and the Company’s sales and profitability;

•	failure to achieve or sustain the Company’s strategies, initiatives and investments, including those relating to merchandising (including those related to non-consumable products), real estate and new store development, mature stores and store remodels (including Project Elevate), international expansion, store formats and concepts, digital, marketing, shrink, damages, sourcing, private brand, inventory management, supply chain, private fleet, store operations, expense reduction, technology, pOpshelf, and DG Media Network;

•	competitive pressures and changes in the competitive environment and the geographic and product markets where the Company operates, including, but not limited to, pricing, promotional activity, expanded availability of mobile, web-based and other digital technologies, effective use of artificial intelligence, and alliances or other business combinations;

•	failure to timely and cost-effectively execute the Company’s real estate projects and timely meet its financial expectations, or to anticipate or successfully address the challenges imposed by the Company’s expansion, including into new countries or domestic markets, states, or urban or suburban areas;

•	levels of inventory shrinkage and damages;

•	failure to successfully manage inventory balances and in-stock levels, as well as to predict customer trends, spending levels, or price sensitivity;

•	failure to maintain the security of the Company’s business, customer, employee or vendor information or to comply with privacy laws, or the Company or one of its vendors falling victim to a cyberattack (which risk is heightened as a result of political uncertainty involving China, the conflict between Russia and Ukraine and the conflict in the Middle East) that prevents the Company from operating all or a portion of its business;

•	damage or interruption to the Company’s information systems as a result of external factors, staffing shortages or challenges in maintaining or updating the Company’s existing technology or developing, implementing or integrating new technology (including artificial intelligence);

•	a significant disruption to the Company’s distribution network, the capacity of the Company’s distribution centers or the timely receipt of inventory; increased fuel or transportation costs (including those related to conflict in the Middle East); issues related to supply chain disruptions or seasonal buying pattern disruptions; or delays in constructing, opening or staffing new distribution centers (including temperature-controlled distribution centers);

•	risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade (for example, increasing tariffs on imported goods, political uncertainty involving China, disruptive political events such as the conflict between Russia and Ukraine and the conflict in the Middle East, the dynamic and uncertain tariff environment (including the uncertainty regarding the exact timing and amount of any tariff refund payments), and port labor disputes/agreements);

•	natural disasters, unusual weather conditions (whether or not caused by climate change), pandemic outbreaks or other health crises, political or civil unrest, acts of war, violence or terrorism, and disruptive global political events (for example, political uncertainty involving China, the conflict between Russia and Ukraine and the conflict in the Middle East);

•	product liability, product recall or product safety, labeling or other product-related claims;

•	incurrence of material uninsured losses, excessive insurance costs or accident costs;

•	failure to attract, develop and retain qualified employees while controlling labor costs (including the possibility of increased federal, and further increased state and/or local minimum wage rates/salary levels), and other labor issues, including employee expectations and productivity and employee safety issues;

•	loss of key personnel or inability to hire additional qualified personnel, ability to successfully execute management transitions within the Company’s senior leadership, or inability to enforce non-compete agreements that we have in place with management personnel or enter into new non-compete agreements;

•	risks associated with the Company’s private brands, including, but not limited to, the Company’s level of success in improving their gross profit rate at expected levels;

•	failure to protect the Company’s reputation;

•	seasonality of the Company’s business;

•	reliance on third parties in many aspects of the Company’s business;

•	deterioration in market conditions, including market disruptions, adverse conditions in the financial markets including financial institution failures, limited liquidity and interest rate increases, changes in the Company’s credit profile (including the Company’s current increased debt levels or any downgrade to the Company’s credit ratings), compliance with covenants and restrictions under the Company’s debt agreements, and the amount of the Company’s available excess capital;

•	impact of market and other factors on the volatility of the Company’s common stock price;

•	the impact of changes in or noncompliance with governmental regulations and requirements, including, but not limited to, those dealing with the sale of products, including without limitation, product and food safety, marketing, labeling or pricing; information security and privacy; labor and employment; employee wages, salary levels and benefits (including the possibility of increased federal, and further increased state and/or local minimum wage rates/salary levels); health and safety; real property; public accommodations; imports and customs; transportation; intellectual property; bribery and anti-corruption; climate change; and environmental compliance (including any required public disclosures related thereto), as well as tax laws and policies (including those related to the federal, state or foreign corporate tax rate), the interpretation of existing tax laws, the expiration of the Work Opportunity Tax Credit, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s overall effective tax rate, and uncertainty surrounding potential changes to the regulatory environment under the current U.S. administration;

•	developments in or outcomes of private actions, class actions, multi-district litigation, arbitrations, derivative actions, administrative proceedings, regulatory actions or other litigation or of inquiries from federal, state and local agencies, regulatory authorities, attorneys general, committees, subcommittees and members of the U.S. Congress, and other local, state, federal and international governmental authorities;

•	new accounting guidance or changes in the interpretation or application of existing guidance;

•	the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q; and

•	such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements as a result of new information, future events or circumstances, or otherwise, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Investors should also be aware that while the Company does, from time to time, communicate with securities analysts and others, it is against the Company’s policy to disclose to them any material, nonpublic information or other confidential commercial information. Accordingly, shareholders should not assume that the Company agrees with any statement or report issued by any securities analyst regardless of the content of the statement or report. Furthermore, the Company has a policy against confirming projections, forecasts or opinions issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the Company’s responsibility.

About Dollar General Corporation

Dollar General Corporation (NYSE: DG) is proud to serve as America’s neighborhood general store. Founded in 1939, Dollar General lives its mission of Serving Others every day by providing access to affordable products and services for its customers, career opportunities for its employees, and literacy and education support for its hometown communities. As of May 1, 2026, the Company’s 21,055 Dollar General, DG Market, DGX and pOpshelf stores across the United States and Mi Súper Dollar General stores in Mexico provide everyday essentials including food, health and wellness products, cleaning and laundry supplies, self-care and beauty items, and seasonal décor from our high-quality private brands alongside many of the world’s most trusted brands such as Coca Cola, PepsiCo/Frito-Lay, General Mills, Hershey, J.M. Smucker, Kraft, Mars, Nestlé, Procter & Gamble and Unilever.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	May 1,	May 2,	January 30,
	2026	2025	2026
ASSETS
Current assets:
Cash and cash equivalents	$1,353,113	$850,018	$1,138,501
Merchandise inventories	6,635,903	6,590,096	6,331,861
Income taxes receivable	12,016	31,896	17,158
Prepaid expenses and other current assets	466,444	424,293	410,283
Total current assets	8,467,476	7,896,303	7,897,803
Net property and equipment	6,471,946	6,279,529	6,398,589
Operating lease assets	11,165,359	11,218,240	11,072,500
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,200,061	1,199,700	1,200,050
Other assets, net	56,222	55,300	56,199
Total assets	$31,699,653	$30,987,661	$30,963,730

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$13,302	$19,591	$14,401
Current portion of operating lease liabilities	1,553,358	1,478,895	1,532,489
Accounts payable	4,341,284	3,836,222	4,051,592
Accrued expenses and other	1,139,351	1,031,210	1,263,296
Income taxes payable	195,724	37,747	99,357
Total current liabilities	7,243,019	6,403,665	6,961,135
Long-term obligations	4,563,106	5,724,739	4,565,881

Long-term operating lease liabilities	9,668,635	9,794,789	9,605,885
Deferred income taxes	1,089,414	1,096,048	1,038,863
Other liabilities	292,195	264,757	280,004
Total liabilities	22,856,369	23,283,998	22,451,768

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-	-
Common stock	193,013	192,557	192,694
Additional paid-in capital	3,926,810	3,838,541	3,909,593
Retained earnings	4,712,449	3,667,792	4,398,466
Accumulated other comprehensive income (loss)	11,012	4,773	11,209
Total shareholders' equity	8,843,284	7,703,663	8,511,962
Total liabilities and shareholders' equity	$31,699,653	$30,987,661	$30,963,730

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	For the Quarter Ended
	May 1,	% of Net	May 2,	% of Net
	2026	Sales	2025	Sales
Net sales	$10,786,965	100.00%	$10,435,979	100.00%
Cost of goods sold	7,376,493	68.38	7,204,691	69.04
Gross profit	3,410,472	31.62	3,231,288	30.96
Selling, general and administrative expenses	2,771,956	25.70	2,655,175	25.44
Operating profit	638,516	5.92	576,113	5.52
Interest expense, net	47,238	0.44	64,604	0.62
Income before income taxes	591,278	5.48	511,509	4.90
Income tax expense	147,151	1.36	119,581	1.15
Net income	$444,127	4.12%	$391,928	3.76%

Earnings per share:
Basic	$2.02		$1.78
Diluted	$2.00		$1.78
Weighted average shares outstanding:
Basic	220,347		219,986
Diluted	221,559		220,135

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the 13 Weeks Ended
	May 1,	May 2,
	2026	2025
Cash flows from operating activities:
Net income	$444,127	$391,928
Adjustments to reconcile net income to net cash from operating activities:

Depreciation and amortization	270,832	252,793
Deferred income taxes	50,551	(7,682)
Noncash share-based compensation	37,031	30,273
Other noncash (gains) and losses	1,155	5,025
Change in operating assets and liabilities:
Merchandise inventories	(308,145)	124,841
Prepaid expenses and other current assets	(55,810)	(29,329)
Accounts payable	293,522	(35,080)
Accrued expenses and other liabilities	(113,547)	(2,988)
Income taxes	101,509	122,847
Other	(5,037)	(5,473)
Net cash provided by (used in) operating activities	716,188	847,155

Cash flows from investing activities:
Purchases of property and equipment	(351,605)	(290,928)
Proceeds from sales of property and equipment	3,802	552
Net cash provided by (used in) investing activities	(347,803)	(290,376)

Cash flows from financing activities:
Repayments of long-term obligations	(4,134)	(505,306)
Payments of cash dividends	(130,144)	(129,819)
Other equity and related transactions	(19,495)	(4,212)
Net cash provided by (used in) financing activities	(153,773)	(639,337)

Net increase (decrease) in cash and cash equivalents	214,612	(82,558)
Cash and cash equivalents, beginning of period	1,138,501	932,576
Cash and cash equivalents, end of period	$1,353,113	$850,018

Supplemental cash flow information:
Cash paid for:
Interest	$65,085	$100,729
Income taxes	$5,915	$4,098
Supplemental schedule of non-cash investing and financing activities:
Right of use assets obtained in exchange for new operating lease liabilities	$475,498	$420,108
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$120,267	$129,150

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Selected Additional Information

(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	May 1,	May 2,
	2026	2025	% Change
Consumables	$8,892,468	$8,636,680	3.0%
Seasonal	1,084,343	1,022,943	6.0%
Home products	522,978	507,176	3.1%
Apparel	287,176	269,180	6.7%
Net sales	$10,786,965	$10,435,979	3.4%

Store Activity

	For the Quarter Ended
	May 1,	May 2,
	2026	2025
Beginning store count	20,893	20,594
New store openings	195	156
Store closings	(33)	(168)
Net new stores	162	(12)
Ending store count	21,055	20,582
Total selling square footage (000's)	160,730	156,990
Growth rate (square footage)	2.4%	2.9%

Contacts

Investor Contact: investorrelations@dollargeneral.com

Media Contact: dgpr@dollargeneral.com

Source: Dollar General Corporation